UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  February 2, 2011

PEOPLE’S LIBERATION, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-16075 (Commission File Number)	86-0449546 (I.R.S. Employer Identification No.)

1212 S. Flower Street, 5th Floor, Los Angeles, CA 90015

 (Address of Principal Executive Offices/Zip Code)

(213) 745-2123
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On July 28, 2008, J. Lindeberg USA, LLC (“J. Lindeberg”), a subsidiary of People’s Liberation, Inc. (the “Company”), entered into a factoring agreement with FTC Commercial Corp (“FTC”).  In the Company’s current report on Form 8-K filed with the Securities and Exchange Commision on August 3, 2010, the Company reported that on July 28, 2010, FTC exercised its right to terminate the factoring agreement with J. Lindeberg for convenience by providing the Company with 60 days prior written notice of termination.

Since the termination date, J. Lindeberg and FTC have been in negotiations in relation to the factoring agreement and have contemplated a recission of its termination.  On February 2, 2011, FTC rescinded its termination of the factoring agreement and the factoring agreement is now in full force and effect.

Pursuant to the factoring agreement, FTC agrees to purchase J. Lindeberg’s eligible accounts receivable and assume the credit risk with respect to those accounts for which FTC has given its prior credit approval. If FTC does not assume the credit risk for a receivable, the collection risk associated with the receivable remains with J. Lindeberg. The factoring agreement also provides that FTC may make factoring advances to J. Lindeberg against accounts purchased by FTC.

In connection with the termination recission, on February 2, 2011 the parties entered into an amendment to the factoring agreement.  The amendment provides that J. Lindeberg may make factoring advances to J. Lindeberg of up to 75% of the purchase price of all accounts purchased by FTC, rather than 85% as provided for in the original agreement.  The amendment also increases the interest rate charged by FTC with respect to advances from the greater of 5.50% per annum or prime plus 1% to the greater of 7.00% per annum or prime plus 1%.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Tom Nields Resignation and Entry into Consulting Agreement

On February 3, 2011, pursuant to a Separation Agreement between People’s Liberation and its subsidiaries and Thomas Nields, Mr. Nields resigned from his postion as the Chief Operating Officer of the Company and its subsidiaries and entered into a Consulting Agreement with the Company which expires on December 31, 2011, unless earlier terminated by the parties.  During the term of the Consulting Agreement, Mr. Nields will perform supply chain development, management and transitional work for the Company.

Award of Bonus and Stock Options to Colin Dyne, Chief Executive Officer

On February 3, 2011, Colin Dyne, the Company’s Chief Executive Officer, was awarded a cash bonus of $275,000 and an option to purchase 3,000,000 shares of the Company’s common stock at an exercise price of $0.15 per share.  The option has a term of ten years, vests immediately, and was granted outside the Company’s 2005 Stock Incentive Plan.  The cash bonus was awarded to Mr. Dyne in connection with the successful resolution of the litigation described below under the heading “Other Events”.  The option was granted to Mr. Dyne as compensation for a personal guaranty Mr. Dyne provided in connection with the entry by a subsidiary of the Company, William Rast Sourcing, LLC, into a factoring agreement with Rosenthal & Rosenthal, Inc. on October 7, 2010.

Award of Options to Andrea Sobel, Executive Vice President of Branding and Licencing

On February 3, 2011, Andrea Sobel, the Company’s Executive Vice President of Branding and Licensing, was granted an option to purchase 500,000 shares of the Company’s common stock at an exercise price of $0.15 per share pursuant to the Company’s 2005 Stock Incentive Plan.  The option has a term of ten years and vests in thirty equal monthly installments beginning February 1, 2011 through August 1, 2013.

Restructuring of Board of Directors

On February 3, 2011, Colin Dyne resigned as a Class III director of the Company, and was reappointed as a Class I director of the Company, to serve in such capacity for a term expiring at the 2012 annual meeting of stockholders or until his successor has been elected and appointed.  The resignation and reappointment of Mr. Dyne was conducted in order to reapportion the number of directors serving as Class I, Class II, and Class III directors so that each Class of directors is represented as evenly as possible on the Company’s Board in accordance with the Company’s Amended and Restated Certificate of Incorporation.  Following Mr. Dyne’s resignation and reappointment, Mr. Dyne serves as the Class I director, Susan White serves as the Class II director, and Dean Oakey serves as the Class III director.

Item 8.01	Other Events

On February 3, 2011, People’s Liberation, Versatile Entertainment, Colin Dyne, ECA Holdings II, LLC and New Media Retail Concepts entered into a Settlement Agreement and Mutual Release with Charlotte Russe Holding, Inc. and Charlotte Russe Merchandising, Inc., Advent International Corporation, Advent CR Holdings, Inc., David Mussafer, and Jenny Ming.  The agreement was entered into to settle all disputes among the parties relating to:

•	that certain action in the Los Angeles County Superior Court entitled Charlotte Russe Holding, Inc. et al. v. Versatile Entertainment, Inc. et al., Case No. BC 424734; and

•
that certain action entitled Versatile Entertainment, Inc. et al. v. David Mussafer, et al., originally brought in the Los Angeles Couty Superior Court, Case No. BC 424675, which matter is currently on appeal in the Court of Appeal, Second Appellate District, Division Two, Case No. B224457.

The settlement included a payment to the Company of an undisclosed sum, the dismissal with prejudice of all claims pending between the parties as well as mutual releases, without any admission of liability or wrongdoing by any of the parties to the actions.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

People’s Liberation, Inc.
Date: February 7, 2011	/s/ Colin Dyne Colin Dyne Chief Executive Officer